Exhibit 99.1

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034

PRESS RELEASE
Avnet, Inc. Reports Second Quarter Fiscal Year 2010 Results
Revenue and Earnings Growth Well Above Expectations
Phoenix, January 28, 2010 - Avnet, Inc. (NYSE:AVT) today reported revenue of $4.83 billion for the second quarter fiscal 2010 ended January 2, 2010, representing an increase of 13.2% over the second quarter fiscal 2009 and 10.0% excluding the impact of changes in foreign currency exchange rates. On a pro forma (organic) basis, as defined in the Non-GAAP Financial Information Section, revenue was up 9.6% over the prior year second quarter. Net income for second quarter fiscal 2010 was $103.9 million, or $0.68 per share on a diluted basis, as compared with a net loss of $1.205 billion, or $7.99 per share, for the second quarter last year. The prior-year quarter results included a non-cash goodwill and other intangible asset impairment charge of $1.349 billion pre-tax and $1.315 billion after-tax. Excluding the non-cash impairment charge and certain items in both periods as described in the Non-GAAP Financial Information Section, net income for the current year second quarter was $100.5 million, or $0.66 per share on a diluted basis, as compared with prior year net income of $95.0 million, or $0.63 per share.
Operating income for the second quarter fiscal 2010 was $162.3 million as compared with an operating loss of $1.209 billion in the year-ago quarter. Prior year second quarter operating income was negatively impacted by the impairment charge noted above and by restructuring, integration and other items amounting to $13.1 million pre-tax, $10.0 million after tax and $0.06 per share on a diluted basis. Details on all items impacting prior year second quarter results are described in the Non-GAAP Financial Information section of this release. Excluding these items in the year-ago period, operating income for the second quarter fiscal 2010 was up 5.9% as compared with operating income of $153.2 million in the prior year second quarter. Operating income as a percentage of sales, excluding the items noted above, was 3.4% in the current year quarter as compared with 3.6% last year. The Company also recorded a gain in other income for the current quarter of $5.5 million pre-tax, $3.4 million after tax, or $0.02 per share on a diluted basis, related to the prior sale of its equity investment in Calence LLC.
Roy Vallee, Chairman and Chief Executive Officer, commented, “Avnet’s strong growth this quarter provides further evidence that the global economy has begun the next growth cycle as sales at both operating groups came in well above normal seasonality and our upwardly revised expectations for the quarter. This strength was widespread as all three regions in both EM and TS delivered sequential growth that was well above normal seasonality after adjusting for the extra week in the September quarter. Operating leverage was also strong as operating income grew nearly five times faster than revenue sequentially, driving operating income margin up 90 basis points. Return on working capital was up 887 basis points sequentially and 664 basis points year over year, driven by the sequential improvement in operating income margin coupled with record working capital velocity. This performance demonstrates the operating leverage in our financial model and the ongoing benefits of our focus on return on capital as the industry returns to growth.”

Operating Group Results
Electronics Marketing (EM) sales of $2.52 billion in the second quarter fiscal 2010 were up 11.0% year over year on a reported basis and up 7.4% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, EM revenue increased 5.1% year over year. EM sales in the EMEA and Asia regions increased 11.8% and 35.0%, respectively, year over year on a reported basis while sales were down 8.6% in the Americas region. Excluding the impact of changes in foreign currency exchange rates, revenue in the EMEA region was up 0.9% year over year. On a pro forma basis, EM sales in the second quarter fiscal 2010 in the Asia region were up 28.6% as compared with the year ago quarter and down 1.1% in EMEA. EM operating income of $92.2 million for the second quarter fiscal 2010 was down 7.0% over the prior year second quarter’s operating income of $99.1 million and operating income margin of 3.7% was down 71 basis points as compared with the prior year quarter.
Mr. Vallee added, “The recovery in the electronic components markets accelerated this quarter as EM delivered double digit sequential revenue growth after adjusting for the extra week in the September quarter. This much better-than-normal seasonal growth, combined with the benefits related to the restructuring actions initiated last year, resulted in the second consecutive quarter of improved operating income margin. In the December quarter, EM operating income margin increased 32 basis points sequentially which, when combined with record working capital velocity, led to a 256 basis point year-over-year increase in return on working capital. While Asia has been consistently stronger over the past couple of quarters, we are seeing indications that the industrial markets in the Americas and EMEA are returning to growth.”
Technology Solutions (TS) sales of $2.32 billion in the second quarter fiscal 2010 were up 15.8% year over year on a reported basis and up 12.9% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, TS revenue was up 15.0% year over year. On a reported basis, second quarter fiscal 2010 sales in Americas, EMEA and Asia were up 11.7%, 4.3% and 136.5%, respectively, year over year. TS EMEA revenue was down 3.6% excluding the impact of changes in foreign currency exchange rates. On a pro forma basis, the second quarter fiscal 2010 sales in Asia increased 105.2% year over year. TS operating income was $88.2 million in the second quarter fiscal 2010, a 31.8% increase as compared with second quarter fiscal 2009 operating income of $66.9 million, and operating income margin of 3.8% increased 46 basis points as compared with the prior year second quarter.
Mr. Vallee further added, “Technology Solutions delivered strong calendar year-end results around the world as all three regions grew more than 30% sequentially after adjusting for the extra week in the September quarter, led by the Americas region with sequential growth of 40%. All three regions also posted positive year-over-year growth. This consistent revenue performance carried through to the bottom line where all three regions expanded operating income margin both sequentially and year over year. TS also delivered a 77% increase in year-over-year return on working capital. Our TS business is well positioned to translate this resumption of revenue growth into higher margins and returns.”
Cash Flow
During the second quarter of fiscal 2010 the Company used $97 million of cash for operations while on a rolling four quarter basis generated positive cash flow of $713 million. As a result, the Company ended the quarter with $895 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $125 million.
Ray Sadowski, Chief Financial Officer, stated, “Although our team delivered substantially higher operating income with record working capital velocity, the rapid rate of sales growth required increased investments in working capital, resulting in negative cash flow from operations for the quarter. We continue to invest appropriately in profitable organic growth while maintaining our disciplined approach to value-creating M&A.”

Outlook
For Avnet’s third quarter fiscal year 2010, management expects sales at EM to be in the range of $2.55 billion to $2.85 billion and sales for TS to be between $1.55 billion and $1.85 billion. Therefore, Avnet’s consolidated sales are forecasted to be between $4.10 billion and $4.70 billion for the third quarter fiscal year 2010. Management expects third quarter fiscal year 2010 earnings to be in the range of $0.53 to $0.61 per share. The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integrations. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the third fiscal quarter of the current fiscal year is $1.41 to €1.00. This compares with an average exchange rate of $1.31 to €1.00 in the third quarter of fiscal 2009 and $1.48 to €1.00 in the second quarter of fiscal 2010.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share (“EPS”), as well as revenue adjusted for the impact of acquisitions (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Second Quarter Fiscal 2010

	Second Quarter Ended Fiscal 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$162,287	$151,685	$103,851	$0.68
Gain on sale of assets	—	(5,549)	(3,383)	(0.02)

Adjusted results	$162,287	$146,136	$100,468	0.66

During the second quarter of fiscal 2010, the Company recognized a gain on the sale of assets of $5.5 million pre-tax as a result of certain earn-out provisions associated with the earlier sale of the Company’s equity investment in Calence LLC.
Second Quarter Fiscal 2009

	Second Quarter Ended Fiscal 2009
	Op Income		Net Income
	(loss)	Pre-tax	(loss)	EPS
	$ in thousands, except per share data
GAAP results (1)	$(1,208,656)	$(1,229,564)	$(1,204,969)	$(7.99)
Impairment charges	1,348,845	1,348,845	1,314,701	8.72
Restructuring, integration and other charges	13,149	13,149	9,995	0.06
Net reduction in income tax reserves	—	—	(27,330)	(0.18)
Retrospective application of accounting standard	(97)	4,193	2,556	0.02

Total adjustments	1,361,897	1,366,187	1,299,922	8.62

Adjusted results	$153,241	$136,623	$94,953	$0.63

(1)	As adjusted for the retrospective application of an accounting standard.

Items impacting second quarter fiscal year 2009 consisted of the following:
•
A non-cash goodwill impairment charge of $1.317 billion pre-tax and a non-cash intangible asset impairment charge of $31.4 million pre-tax due to an interim impairment test performed as a result of the global economic downturn during fiscal 2009.

•
Restructuring, integration and other charges of $11.1 million pre-tax which included severance, costs to exit certain facilities and integration charges related to acquired businesses. Other charges also included $2.0 million pre-tax related to a loss on investments.

•	A net reduction in income tax reserves of $27.3 million primarily due to the settlement of income tax audits in Europe.
•
Adoption of a new accounting standard during fiscal 2010 which changed the accounting for convertible debt that may be settled in cash. Although the $300.0 million 2% Convertible Senior Debentures to which this standard applies had been extinguished in March 2009, the Company was required to retrospectively apply the standard to prior periods. As a result, the Company recorded incremental pre-tax non-cash interest expense of $4.3 million.

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as revenue adjusted for the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2009. Revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)

Q1 Fiscal 2010	$4,355,036	$15,464	$4,370,500
Q2 Fiscal 2010	4,834,524	4,820	4,839,344

YTD Fiscal year 2010	$9,189,560	$20,284	$9,209,844

Q1 Fiscal 2009	$4,494,450	$180,494	$4,674,944
Q2 Fiscal 2009	4,269,178	146,057	4,415,235
Q3 Fiscal 2009	3,700,836	12,778	3,713,614
Q4 Fiscal 2009	3,765,432	11,623	3,777,055

Fiscal year 2009	$16,229,896	$350,952	$16,580,848

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Ontrack Solutions Pvt. Ltd.	TS	July 2008
Nippon Denso Industry Co., Ltd.	EM	December 2008
Abacus Group plc	EM	January 2009
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 27, 2009, Avnet generated revenue of $16.23 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED
	JANUARY 2,	DECEMBER 27,
	2010 *	2008 *

Sales	$4,834.5	$4,269.2

Income (loss) before income taxes	151.7	(1,229.6)

Net income (loss)	103.9	(1,205.0)

Net income (loss) per share:
Basic	$0.69	$(7.99)
Diluted	$0.68	$(7.99)

	FIRST HALVES ENDED
	JANUARY 2,	DECEMBER 27,
	2010 *	2008 *

Sales	$9,189.6	$8,763.6

Income (loss) before income taxes	228.3	(1,096.6)

Net income (loss)	154.7	(1,114.6)

Net income (loss) per share:
Basic	$1.02	$(7.40)
Diluted	$1.01	$(7.40)

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	JANUARY 2,	DECEMBER 27,	JANUARY 2,	DECEMBER 27,
	2010 *	2008 *	2010 *	2008 *

Sales	$4,834,524	$4,269,178	$9,189,560	$8,763,628
Cost of sales	4,282,633	3,735,666	8,137,932	7,645,949

Gross profit	551,891	533,512	1,051,628	1,117,679

Selling, general and administrative expenses	389,604	380,174	782,269	799,728
Impairment charges (Note 1 *)	—	1,348,845	—	1,348,845
Restructuring, integration and other charges (Note 2 *)	—	13,149	18,072	23,140

Operating income (loss)	162,287	(1,208,656)	251,287	(1,054,034)

Other income (expense), net	(835)	817	2,081	168
Interest expense (Note 3 *)	(15,316)	(21,725)	(30,597)	(42,728)
Gain on sale of assets (Note 4 *)	5,549	—	5,549	—

Income (loss) before income taxes	151,685	(1,229,564)	228,320	(1,096,594)

Income tax provision (benefit) (Note 5 *)	47,834	(24,595)	73,574	18,036

Net income (loss)	$103,851	$(1,204,969)	$154,746	$(1,114,630)

Net earnings (loss) per share:
Basic	$0.69	$(7.99)	$1.02	$(7.40)

Diluted	$0.68	$(7.99)	$1.01	$(7.40)

Shares used to compute earnings (loss) per share:
Basic	151,391	150,721	151,333	150,641

Diluted	152,945	150,721	152,790	150,641

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JANUARY 2,	JUNE 27,
	2010	2009

Assets:
Current assets:
Cash and cash equivalents	$894,871	$943,921
Receivables, net	3,439,459	2,618,697
Inventories	1,698,349	1,411,755
Prepaid and other current assets	135,523	169,879

Total current assets	6,168,202	5,144,252
Property, plant and equipment, net	302,291	305,682
Goodwill	573,080	550,118
Other assets	271,674	273,464

Total assets	7,315,247	6,273,516

Less liabilities:
Current liabilities:
Borrowings due within one year	81,033	23,294
Accounts payable	2,735,097	1,957,993
Accrued expenses and other	502,506	474,573

Total current liabilities	3,318,636	2,455,860
Long-term debt	938,756	946,573
Other long-term liabilities	77,195	110,226

Total liabilities	4,334,587	3,512,659

Shareholders’ equity	$2,980,660	$2,760,857

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST HALVES ENDED
	JANUARY 2,	DECEMBER 27,
	2010	2008

Cash flows from operating activities:

Net income (loss)	$154,746	$(1,114,630)

Non-cash and other reconciling items:
Depreciation and amortization	31,127	35,289
Deferred income taxes	16,019	(25,116)
Stock based compensation	19,799	13,212
Impairment charges	—	1,348,845
Gain on sale of assets	(5,549)	—
Other, net	8,363	20,612

Changes in (net of effects from businesses acquired):
Receivables	(793,294)	38,916
Inventories	(272,882)	50,149
Accounts payable	753,354	(108,972)
Accrued expenses and other, net	(2,988)	55,937

Net cash flows (used for) provided by operating activities	(91,305)	314,242

Cash flows from financing activities:
Proceeds from (repayment of) bank debt, net	39,660	(7,391)
Proceeds from (repayment of) other debt, net	8	(1,795)
Other, net	2,767	904

Net cash flows provided by (used for) financing activities	42,435	(8,282)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(24,465)	(49,601)
Cash proceeds from sales of property, plant and equipment	5,441	1,633
Acquisitions of operations, net of cash acquired	(5,606)	(212,728)
Cash proceeds from divestitures	8,583	—

Net cash flows used for investing activities	(16,047)	(260,696)

Effect of exchange rates on cash and cash equivalents	15,867	(14,860)

Cash and cash equivalents:
- (decrease) increase	(49,050)	30,404
- at beginning of period	943,921	640,449

- at end of period	$894,871	$670,853

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED
	JANUARY 2,	DECEMBER 27,	JANUARY 2,	DECEMBER 27,
	2010	2008	2010	2008

SALES:

Electronics Marketing	$2,517.2	$2,267.3	$4,955.3	$4,968.8

Technology Solutions	2,317.3	2,001.9	4,234.3	3,794.8

Consolidated	$4,834.5	$4,269.2	$9,189.6	$8,763.6

OPERATING INCOME (LOSS):

Electronics Marketing	$92.2	$99.1	$173.6	$237.8

Technology Solutions	88.2	66.9	139.5	118.0

Corporate	(18.1)	(12.8)	(43.7)	(37.9)

	$162.3	$153.2	$269.4	$317.9

Impairment charges	—	(1,348.8)	—	(1,348.8)
Restructuring, integration and other charges	—	(13.1)	(18.1)	(23.1)

Consolidated	$162.3	$(1,208.7)	$251.3	$(1,054.0)

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
SECOND QUARTER AND FIRST HALF OF FISCAL 2010
(1) Results for the second quarter and first half of fiscal 2009 included impairment charges of $1,348,845,000 pre-tax, $1,314,701,000 after tax and $8.72 per share. In the second quarter of fiscal 2009, due to a steady decline in the Company’s market capitalization primarily related to the global economic downturn, the Company determined an interim impairment test was necessary. Based on the test results, the Company recognized a non-cash goodwill impairment charge of $1,317,452,000 pre-tax, $1,283,308,000 after tax and $8.51 per share to write off all goodwill related to its EM Americas, EM Asia, TS EMEA and TS Asia reporting units. The Company also evaluated the recoverability of its long-lived assets at each of the four reporting units where goodwill was deemed to be impaired. Based upon this evaluation, the Company recognized a non-cash intangible asset impairment charge of $31,393,000 pre- and after tax and $0.21 per share. The non-cash charges had no impact on the Company’s compliance with debt covenants, its cash flows or available liquidity, but did have a material impact on its consolidated financial statements.
(2) The results for the first half of fiscal 2010 included restructuring, integration and other charges which totaled $18,072,000 pre-tax, $13,202,000 after tax and $0.09 per share on a diluted basis. Restructuring costs of $15,991,000 pre-tax related to the remaining cost reductions that began in fiscal 2009 and consisted of severance, facility exit costs and fixed asset write-downs associated with the exited facilities. The Company also recognized $2,931,000 of integration costs associated with acquired businesses, $1,104,000 of other charges and a reversal of $1,954,000 related to restructuring reserves established in prior years.
The results for the second quarter of fiscal 2009 included restructuring, integration and other charges which totaled $13,149,000 pre-tax, $9,995,000 after tax and a $0.06 per share on a diluted basis. Restructuring and integration costs of $11,142,000 pre-tax consisted of severance and costs to exit certain facilities as part of the Company’s cost reduction actions and charges related to the integration of recently acquired businesses. Other charges included a loss on investments of $2,007,000 pre-tax.
Results for the first half of fiscal 2009 also included restructuring, integration and other charges which totaled $23,140,000 pre-tax, $17,734,000 after tax and $0.11 per share on a diluted basis. Restructuring and integration charges amounted to $16,219,000 pre-tax and loss on investments totaled $3,091,000 pre-tax. The Company recognized intangible asset amortization expense of $3,830,000 related to the completion of the valuation of identifiable intangible assets for several acquisitions which closed during the prior fiscal year.

(3) During fiscal 2010, the Company adopted authoritative guidance which changes the accounting for convertible debt that may be settled in cash. Upon adoption, there was no impact to the fiscal 2010 consolidated financial statements because the Company’s $300.0 million 2% Convertible Senior Debentures, to which this standard applies, were extinguished in fiscal 2009. However, due to the required retrospective application to prior periods, the Company adjusted prior year comparative financial statements which resulted in incremental pre-tax non-cash interest expense of $4,290,000 in addition to the originally reported interest expense of $17,435,000 for the second quarter of fiscal 2009 and incremental pre-tax non-cash interest expense of $8,433,000 in addition to the originally reported interest expense of $34,295,000 for the first half of fiscal 2009. The Company also recognized a reduction in pre-tax deferred financing amortization cost of $97,000 and $194,000 for the second quarter and first half of fiscal 2009, respectively. The total impact of the retrospective application on the second quarter and first half of fiscal 2009 was incremental charges of $4,193,000 pre-tax, $2,556,000 after tax and $0.02 per share on a diluted basis and $8,239,000 pre-tax, $5,022,000 after tax and $0.03 per share on a diluted basis.
(4) During the second quarter and first half of fiscal 2010, the Company recognized a gain on the sale of assets amounting to $5,549,000 pre-tax, $3,383,000 after tax and $0.02 per share as a result of certain earn-out provisions associated with the sale of the Company’s prior equity investment in Calence LLC.
(5) During the first half of fiscal 2010, the Company recognized a net increase in taxes of $3,145,000, or $0.02 per share on a diluted basis, related to an adjustment for a prior year tax return and additional tax reserves, net of a benefit from a favorable income tax audit settlement. During the second quarter and first half of fiscal 2009, the Company recognized a net tax benefit of $27,330,000, or $0.18 per share, and $26,145,000 or $0.17 per share, respectively, primarily related to the settlement of income tax audits in Europe.